Stock Ownership Transfer Contract

Party A: AXM Pharma (Shenyang), Inc. (“Party A”)

Registered address: No. 2 Feiyun Road, Hunnan New District, Shenyang

Party B: Shenyang Boai Dazhong Medicine Co., Ltd (“Party B”)

Registered address: No. 206 Shenyang Road, Shenhe District, Shenyang

Through mutual friendly negotiation by and between both parties hereto, in the principle of mutual benefit, Party A and Party B reach the following agreement:

1.

Party A purchases 100% stock ownership of Party B at the expense of 1,100,000 RMB. All the original shareholders of Party B thus secede.

2.

Party B should be responsible for all its creditor’s rights and debts as well as taxes accrued prior to the purchase of Party A.

3.

Party B should make arrangements for its original employees and is responsible for any economic dispute relating the working relationship, salaries, social insurance (endowment insurance, medical insurance, unemployment insurance, insurance for work injury and birth ) as well as all creditor’s rights and debts regarding economic problems that are not mentioned above, and Party A shall not bear any responsibility for the above-mentioned. Party B should present the written solutions to Party A how they’ve solved the problems. Party B should be responsible for any economic liability that is caused by serving as a guarantor to others.

4.

Party A will be responsible for all the creditor’s rights and debts after its purchase of Party B.

5.

After this contract is signed, Party B should immediately provide Party A with all the licenses and certificates as well as seals that can testify that Liaoning Boai Dazhong Medicine Co., Ltd is a company that is validly existing and in good standing under the laws, and Party B promises to fully cooperate with Party A during the process of the alternation of the legal representative.

6.

This contract is made into 4 copies, effective after execution of both parties.

Party A: AXM Pharma (Shenyang), Inc.

/s/ Wang Wenxiu_ (Seal)

Representative: (Wang Wenxiu)

Party B: Liaoning Boai Dazhong Medicine Co., Ltd.

/s/ Lin Jingda___(Seal)

Representative: (Lin Jingda)

April 2, 2007